Exhibit 10.13

EXECUTION VERSION

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), entered into on March 13, 2019, is made by and between Kevin Jones (the “Executive”) and Rackspace US, Inc., a Delaware corporation (together with any of its subsidiaries and Affiliates as may employ the Executive from time to time, and any and all successors thereto, the “Company”).

RECITALS

A. The Executive shall commence employment with the Company on or before June 6, 2019 (the Executive’s actual date of commencement of shall be referred to herein as the “Effective Date”).

B. The Company and the Executive desire to enter into this Agreement to assure the Company of the exclusive services of the Executive and to set forth the rights and duties of the parties hereto.

C. This Agreement is intended to supersede any prior agreements or understandings, whether formal or informal, between the Executive and the Company or any of its Affiliates (as defined below).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the parties hereto agree as follows:

1. Certain Definitions.

(a) “Action” shall have the meaning set forth in Section 9.

(b) “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person, where “control” shall have the meaning given such term under Rule 405 of the Securities Act of 1933, as amended.

(c) “Agreement” shall have the meaning set forth in the preamble hereto.

(d) “Annual Base Salary” shall have the meaning set forth in Section 3(a).

(e) “Annual Bonus” shall have the meaning set forth in Section 3(b).

(f) “Apollo” means, collectively, the investment funds managed, sponsored or advised by Apollo Management VIII, L.P. A reference to a member of Apollo is a reference to any such investment fund.

(g) “Board” shall mean the Board of Directors of Parent.

(h) The Company shall have “Cause” to terminate the Executive’s employment pursuant to Section 4(a)(iii) hereunder upon (i) the Executive’s conviction of, or plea of nolo contendere to, any felony or other crime involving either fraud or a breach of the Executive’s duty of loyalty with respect to the Company or any Affiliates thereof, (ii) the Executive’s substantial and repeated failure to perform lawful duties as reasonably directed by the Board (other than as a consequence of Disability) after written notice thereof and failure to cure within fifteen (15) days, (iii) the Executive’s fraud, misappropriation, embezzlement, or material misuse of funds or property belonging to the Company or any of its Affiliates, (iv) the Executive’s violation of the written policies of the Company or any of its Affiliates, or other willful misconduct in connection with the performance of the Executive’s duties that in either case results in material injury to the Company or any of its Affiliates, after written notice thereof and failure to cure within fifteen (15) days, (v) the Executive’s breach of this Agreement that results in material injury to the Company or any of its Affiliates, and failure to cure such breach within fifteen (15) days after written notice, or (vi) the Executive’s breach of the confidentiality or non-disparagement provisions (excluding unintentional breaches that are cured within fifteen (15) days after the Executive becomes aware of such breaches) or the non-competition and non-solicitation provisions to which the Executive is subject (including, without limitation, under Sections 6 and 7 of this Agreement); provided, that any such event under sub-parts (ii), (iv), (v) or (vi) above shall not constitute Cause unless and until the Company shall have provided the Executive with written notice thereof no later than thirty (30) days following the initial occurrence of such event or omission and the Executive shall have failed to cure such event or omission within fifteen (15) days of receipt of such notice, and the Company shall have terminated the Executive’s employment with the Company promptly following the expiration of such remedial period.

(i) A “Change in Control” means the occurrence of either of the following: (i) (A) Apollo and its Affiliates (the “Apollo Holders”) cease to be the beneficial owners, directly or indirectly, of a majority of the combined voting power of the outstanding securities of the Company or Parent; and (B) a Person or group other than the Apollo Holders becomes the direct or indirect beneficial owner of a percentage of the combined voting power of the outstanding securities of the Company or Parent that is greater than the percentage of the combined voting power of the outstanding securities of such entity that is beneficially owned directly or indirectly by the Apollo Holders; or (ii) sale of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, to a Person or group other than the Apollo Holders; provided, however, that a mere initial public offering or a merger or other acquisition or combination transaction after which the Apollo Holders retain control of the Company or Parent, or have otherwise not sold or disposed of more than 50% of its direct or indirect investment in the Company or Parent as of November 3, 2016 in exchange for cash or marketable securities, will not result in a Change in Control; provided, further, that following an initial public offering, the above clause (i) shall be deleted and replaced with: “a Person or group other than Apollo and its Affiliates (the “Apollo Holders”) becomes the beneficial owner, directly or indirectly of 35% or more of the combined voting power of the outstanding securities of the Company or Parent, and such combined voting power beneficially owned is greater than the percentage of the combined voting power of the outstanding securities of such entity that is beneficially owned directly or indirectly by the Apollo Holders.”

(j) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(k) “Date of Termination” shall mean (i) if the Executive’s employment is terminated by his death, the date of his death, (ii) if the Executive’s employment is terminated pursuant to Section 4(a)(ii)-(vi), the date specified or otherwise effective pursuant to Section 4(b), or (iii) if the Executive’s employment is terminated upon expiration of the Term due to either party’s non-renewal in accordance with Section 2(b), the last day of the then-current Term.

(l) “Disability” shall mean a reasonable finding by the Company of the Executive’s incapacitation through any illness, injury, accident or condition of either a physical or psychological nature that has resulted in his inability to perform the essential functions of his position, even with reasonable accommodations, for one hundred eighty (180) calendar days during any period of three hundred sixty-five (365) consecutive calendar days, and such incapacity is expected to continue.

(m) “Executive” shall have the meaning set forth in the preamble hereto.

(n) The Executive shall have “Good Reason” to resign from his employment pursuant to Section 4(a)(v) in the event that any of the following actions are taken by the Company or any of its subsidiaries without his express written consent: (i) a material reduction of the Executive’s duties, responsibilities or authority; (ii) a reduction in the Executive’s Annual Base Salary or Target Bonus, (iii) the Executive being required to work solely or substantially at a location more than 50 miles from a location where the Executive has been permitted to work as of the date of beginning employment; (iv) any material breach by the Company or its subsidiaries of any term or provision of this Agreement, or (v) any requirement that the Executive report to someone other than the Board; provided, that any such event shall not constitute Good Reason unless and until the Executive shall have provided the Company with written notice thereof no later than thirty (30) days following the initial occurrence of such event and the Company shall have failed to fully remedy such event within thirty (30) days of receipt of such notice, and the Executive shall have terminated the Executive’s employment with the Company promptly following the expiration of such remedial period.

(o) “Initial Term” shall have the meaning set forth in Section 2(b).

(p) “Inventions” shall have the meaning set forth in Section 7(i).

(q) “Notice of Termination” shall have the meaning set forth in Section 4(b).

(r) “Parent” shall mean Inception Topco, Inc., a Delaware corporation.

(s) “Performance-Based RSUs” shall have the meaning set forth in Section 3(d)(ii).

(t) “Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority, or other entity of whatever nature.

(u) “Proprietary Rights” shall have the meaning set forth in Section 7(i).

(v) “Service-Based RSUs” shall have the meaning set forth in Section 3(c)(ii).

(w) “Sign-on Cash Bonus” shall have the meaning set forth in Section 3(c)(i).

(x) “Target Bonus” shall have the meaning set forth in Section 3(b).

(y) “Term” shall have the meaning set forth in Section 2(b).

2. Employment.

(a) In General. The Company shall employ the Executive, and the Executive shall be employed by the Company, for the period set forth in Section 2(b), in the position set forth in Section 2(c), and upon the other terms and conditions herein provided.

(b) Term of Employment. The initial term of employment under this Agreement (the “Initial Term”) shall be for the period beginning on the Effective Date and ending on the fifth (5th) anniversary of such date, unless earlier terminated as provided in Section 4. In the event that the Executive’s prior employer waives all or part of the period of notice required to be given in advance of the Executive’s resignation from his prior employer, the Executive and the Company shall mutually agree on a start date earlier than June 6, 2019. The Initial Term shall automatically be extended for successive one (1) year periods (together with the Initial Term, the “Term”), unless either party hereto gives notice of the non-extension of the Term to the other party no later than ninety (90) days prior to the expiration of the then-applicable Term.

(c) Position and Duties.

(i) During the Term, the Executive shall serve as Chief Executive Officer of the Company and shall serve as a member of the Board, with responsibilities, duties, and authority customary for such position. The Executive shall also serve as an officer of Affiliates of the Company as requested by the Board. Except as otherwise provided herein, the Executive shall not be entitled to any additional compensation for his service as a member of the Board or other positions or titles he may hold with any Affiliate of the Company to the extent he is so appointed. The Executive shall report to the Board. The Executive agrees to observe and comply with the Company’s rules and policies as adopted from time to time by the Company. The Executive shall devote his full business time, skill, attention, and best efforts to the performance of his duties hereunder; provided, however, that the Executive shall be entitled to (A) serve on civic, charitable, and religious boards and (B) manage the Executive’s personal and family investments, in each case, to the extent that such activities do not materially interfere with the performance of the Executive’s duties and responsibilities hereunder, are not in conflict with the business interests of the Company or its Affiliates, and do not otherwise compete with the business of the Company or its Affiliates.

(ii) The Executive’s employment shall be principally based at the Company’s headquarters in San Antonio, Texas. The Executive shall perform his duties and responsibilities to the Company at such principal place of employment and at such other location(s) to which the Company may reasonably require the Executive to travel for Company business purposes.

3. Compensation and Related Matters.

(a) Annual Base Salary. During the Term, the Executive shall receive a base salary at a rate of not less than eight hundred twenty-five thousand dollars ($825,000) per annum, which shall be paid in accordance with the customary payroll practices of the Company (the “Annual Base Salary”).

(b) Annual Bonus. With respect to each calendar year that ends during the Term, the Executive shall be eligible to receive an annual cash bonus (the “Annual Bonus”), with a target Annual Bonus amount equal to one hundred and twenty five percent (125%) of the Annual Base Salary (the “Target Bonus”) and with a maximum Annual Bonus amount equal to two hundred percent (200%) of the Annual Base Salary. The Executive’s actual Annual Bonus for a given year, if any, shall be determined on the basis of the Executive’s and/or the Company’s attainment of objective financial and/or other subjective or objective criteria established by the Board and communicated to the Executive at the beginning of such year. Notwithstanding the foregoing, the Executive’s Annual Bonus for the 2019 calendar year shall be equal to a prorated portion of the Target Bonus, determined based on the number of days worked in such calendar year beginning on the Effective Date. Each such Annual Bonus shall be payable on such date as is determined by the Board, but in any event within the period required by Section 409A of the Code such that it qualifies as a “short-term deferral” pursuant to Section 1.409A-1(b)(4) of the Department of Treasury Regulations (or any successor thereto). Notwithstanding the foregoing, no Annual Bonus shall be payable with respect to any calendar year (except as provided in Sections 5(b)-5(c) below) unless the Executive remains continuously employed with the Company on the date of payment.

(c) Sign-on Compensation.

(i) Sign-on Cash Bonus. The Executive shall be paid a cash bonus equal to $10,000,000 (the “Sign-on Cash Bonus”), paid out semi-annually in four (4) equal installments of $2.5 million over an 18-month period (each an “Installment Payment”). The 1st Installment Payment shall be paid on the Effective Date. The 2nd Installment Payment shall be paid on the six-month anniversary of the Effective Date. The 3rd Installment Payment shall be paid on the 12-month anniversary of the Effective Date. The 4th Installment Payment shall be paid on the 18-month anniversary of the Effective Date. Each Installment Payment shall only be subject to the Executive not voluntarily resigning his employment without Good Reason prior to the date the Installment Payment is due.

(ii) Sign-on RSU Grant. As soon as reasonably practicable following the Effective Date, the Executive shall receive an upfront restricted stock unit grant (the “Service-Based RSUs”) with respect to a number of shares of common stock of Parent with a fair market value equal to $5,500,000 as of the date of grant. The Service-Based RSUs will be subject to the terms and conditions set forth in Parent’s Equity Incentive Plan and an award agreement substantially in the form attached hereto as Exhibit A.

(iii) Additional Cash Bonus. Within ten (10) days of the Effective Date, to the extent that the Executive’s prior employer does not pay him all or any portion of his accrued and earned annual bonus in respect of calendar year 2018, the Company shall pay the Executive an additional cash bonus equal to $1,281,993.57 less any amount paid by the Executive’s prior employer.

(d) Equity.

(i) Initial Option Grant. As soon as reasonably practicable following the Effective Date, the Executive shall be granted an option (the “Option”) to purchase 200,000 shares of Parent common stock at an exercise price equal to the then-current fair market value, subject to the terms and conditions set forth in Parent’s Equity Incentive Plan and an award agreement substantially in the form attached hereto as Exhibit B.

(ii) Performance-Based RSU Grant. As soon as reasonably practicable following the Effective Date, the Executive shall be granted a performance-based restricted stock unit grant (the “Performance-Based RSUs”), that, subject to applicable performance criteria being satisfied, would entitle the Executive to receive shares with a value of up to $20,000,000 on the applicable determination date, subject to the terms and conditions set forth in Parent’s Equity Incentive Plan and an award agreement substantially in the form attached hereto as Exhibit C.

(e) Benefits. During the Term, the Executive shall be entitled to participate in the employee benefit plans, programs, and arrangements of the Company now (or, to the extent determined by the Board, hereafter) in effect, in accordance with their terms, including, without limitation, medical and welfare benefits.

(f) Vacation. During the Term, the Executive shall be entitled to four (4) weeks of paid vacation per calendar year, in accordance with the Company’s vacation policies. Any vacation shall be taken at the reasonable and mutual convenience of the Company and the Executive.

(g) Business Expenses. During the Term, the Company shall reimburse the Executive for all reasonable travel (including first-class airfare) and other business expenses incurred by him in the performance of his duties to the Company, in accordance with the Company’s expense reimbursement policies and procedures.

(h) Relocation Reimbursement. The Executive shall relocate to San Antonio, Texas within 18 months following the Effective Date. The Company shall reimburse the Executive on an after-tax basis for the Executive’s out-of-pocket reasonable relocation expenses incurred in connection with such relocation and up to 18-months of temporary living accommodations in San Antonio, up to a maximum of $200,000, relating to general moving costs, temporary living costs and the cost of travel between Dallas and San Antonio until such 18-month anniversary. Any eligible reimbursements or payments (i) shall be subject to Executive’s presenting appropriate documentation to the Company and (ii) shall be paid to Executive in accordance with the Company’s expense policies, but in no event later than the year following the year in which they were incurred.

4. Termination. The Executive’s employment hereunder may be terminated prior to the expiration of the Term resulting from a non-renewal pursuant to Section 2(b) above by the Company or the Executive, as applicable, without any breach of this Agreement only under the following circumstances:

(a) Circumstances.

(i) Death. The Executive’s employment hereunder shall terminate upon his death.

(ii) Disability. If the Executive has incurred a Disability, the Company may give the Executive written notice of its intention to terminate the Executive’s employment. In that event, the Executive’s employment with the Company shall terminate effective on the later of the thirtieth (30th) day after receipt of such notice by the Executive and the date specified in such notice, provided that within the thirty (30) day period following receipt of such notice, the Executive shall not have returned to full-time performance of his duties hereunder.

(iii) Termination with Cause. The Company may terminate the Executive’s employment with Cause.

(iv) Termination without Cause. The Company may terminate the Executive’s employment without Cause.

(v) Resignation with Good Reason. The Executive may resign from his employment with Good Reason.

(vi) Resignation without Good Reason. The Executive may resign from his employment without Good Reason upon not less than thirty (30) days’ advance written notice to the Board.

(b) Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive under this Section 4 (other than termination pursuant to Section 4(a)(i)) shall be communicated by a written notice to the other party hereto (i) indicating the specific termination provision in this Agreement relied upon, (ii) except with respect to a termination pursuant to Section 4(a)(iv) or (vi), setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) specifying a Date of Termination as provided herein (a “Notice of Termination”). If the Company delivers a Notice of Termination under Section 4(a)(ii), the Date of Termination shall be at least thirty (30) days following the date of such notice; provided, however, that such notice need not specify a Date of Termination, in which case the Date of Termination shall be determined pursuant to Section 4(a)(ii). If the Company delivers a Notice of Termination under Section 4(a)(iii) or 4(a)(iv), the Date of Termination shall be, in the Company’s sole discretion, the date on which the Executive receives such notice or any subsequent date selected by the Company (subject to the provisions of Section 1(h) above). If the Executive delivers a Notice of Termination under Section 4(a)(v) or (a)(vi), the Date of Termination shall be at least thirty (30) days following the date of such notice; provided, however, that the Company may, in its sole discretion, accelerate the Date of Termination to any date that occurs following the Company’s receipt of such notice, without changing the characterization of such termination as voluntary, even if such date is prior to the date specified in such notice. The failure by the Company or the Executive to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Cause or Good Reason shall not waive any right of the Company or the Executive hereunder or preclude the Company or the Executive from asserting such fact or circumstance in enforcing the Company’s or the Executive’s rights hereunder.

(c) Termination of All Positions. Upon termination of the Executive’s employment for any reason (unless otherwise requested by the Company), the Executive shall be deemed to have resigned, as of the Date of Termination, from all positions and offices that the Executive then holds with the Company and its Affiliates.

5. Company Obligations upon Termination of Employment.

(a) In General. Subject to Section 10(a), upon termination of the Executive’s employment for any reason, the Executive (or the Executive’s estate) shall be entitled to receive (i) any amount of the Executive’s Annual Base Salary earned through the Date of Termination not theretofore paid, (ii) any then-remaining unpaid installments of the Sign-on Cash Bonus, (iii) any expenses owed to the Executive under Section 3(g) or Section 3(h), and (iv) any amount arising from the Executive’s participation in, or benefits under, any employee benefit plans, programs, or arrangements under Section 3(e) (other than severance plans, programs, or arrangements), which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs, or arrangements including, where applicable, any death and disability benefits (the “Accrued Obligations”). Notwithstanding anything to the contrary, upon a resignation without Good Reason, the Accrued Obligations shall not include any unpaid amounts set forth in clause (ii) of the preceding sentence.

(b) Termination due to Death. Subject to Section 10(a), if the Executive’s employment terminates due to the Executive’s death the Company shall, in addition to the Accrued Obligations, pay the Executive’s estate, if applicable, a prorated portion of the Annual Bonus payable with respect to the calendar year in which such termination occurs, determined on a daily basis, based on actual performance for such year, and payable if and when annual bonuses are paid to other senior executives of the Company with respect to such year but no later than March 15 of the year immediately after the year of termination.

(c) Termination due to Disability. Subject to Section 10(a) and subject to the Executive’s continued compliance with the covenants contained in Sections 6 and 7, if the Executive’s employment terminates due to the Executive’s Disability pursuant to Section 4(a)(ii) the Company shall, in addition to the Accrued Obligations, pay the Executive a prorated portion of the Annual Bonus payable with respect to the calendar year in which such termination occurs, determined on a daily basis, based on actual performance for such year, and payable if and when annual bonuses are paid to other senior executives of the Company with respect to such year but no later than March 15 of the year immediately after the year of termination.

(d) Termination without Cause, Resignation with Good Reason or Non-Renewal by the Company. Subject to Section 10(a) and subject to the Executive’s continued compliance with the covenants contained in Sections 6 and 7, if the Company terminates the Executive’s employment without Cause pursuant to Section 4(a)(iv), the Executive resigns from his employment with Good Reason pursuant to Section 4(a)(v), or the Company elects not to renew the Term pursuant to Section 2(b), the Company shall, in addition to the Accrued Obligations:

(i) continue to pay the Annual Base Salary in accordance with the Company’s customary payroll practices during the period beginning on the Date of Termination and ending on the earlier to occur of (A) the twelve (12) month anniversary of the Date of Termination and (B) the first date that the Executive violates any covenant contained in Section 6 or 7, and pay the Executive an amount equal to his Target Bonus in a lump sum within sixty (60) days following the Date of Termination (the “Severance Payment”);

(ii) if continued coverage under the Company’s health and welfare plans is timely elected by the Executive, payment of any COBRA premiums from the Date of Termination until the earlier of (x) the twelve (12) month anniversary of the Date of Termination and (y) the first date that the Executive is no longer eligible for COBRA;

provided, however, the installment payments payable pursuant to this Section 5(d) shall commence on the first payroll period following the effective date of the Release (as defined below), and the initial installment shall include a lump-sum payment of all amounts accrued under this Section 5(d) from the Date of Termination through the date of such initial payment.

(e) Release. Notwithstanding anything herein to the contrary, the amounts payable to the Executive under Sections 5(b), (c), and (d), other than the Accrued Obligations, shall be contingent upon and subject to the Executive’s (or the Executive’s estate, if applicable) execution and non-revocation of a general waiver and release of claims substantially in the form attached hereto as Exhibit D (the “Release”) (and the expiration of any applicable revocation period), on or prior to the sixtieth (60th) day following the Date of Termination.

(f) Survival. The expiration or termination of the Term shall not impair the rights or obligations of any party hereto, which shall have accrued prior to such expiration or termination.

6. Non-Competition; Non-Solicitation; Non-Hire.

(a) To the fullest extent permitted by applicable law, the Executive agrees that during the Executive’s employment with the Company, and for the one (1) year period following the Executive’s termination of employment for any reason, the Executive will not, directly or indirectly, have any equity or equity-based interest, or work or otherwise provide services as an employee, contractor, officer, owner, consultant, partner, director or otherwise, in any business anywhere in the world that sells hosting and information technology services substantially similar to those services provided by the Company, namely (i) provisioning, hosting, management, monitoring, supporting, or maintenance of applications, computer servers (whether dedicated, shared or virtual) and network connectivity in a datacenter for remote use via the Internet, (ii) hosted email, storage, collaboration, compute, virtual networking and similar services, and (iii) all similar related services. Notwithstanding the foregoing, the Executive shall be permitted to acquire a passive stock or equity interest in such a business, provided that the stock or other equity interest acquired is not more than five percent (5%) of the outstanding interest in such business.

(b) To the fullest extent permitted by applicable law, the Executive agrees that during the Executive’s employment with the Company, and for the eighteen (18) month period following the Executive’s termination of employment for any reason, the Executive will not, directly or indirectly, on the Executive’s own behalf or on behalf of another (i) solicit, induce or attempt to solicit or induce any officer, director or employee of the Company to terminate their relationship with or leave the employ of the Company, or in any way interfere with the relationship between the Company, on the one hand, and any officer, director or employee thereof, on the other hand, (ii) hire (or other similar arrangement) any Person (in any capacity whether as an officer, director, employee or consultant) who is or at any time was an officer, director or employee of the Company until six (6) months after such individual’s relationship (whether as an officer, director or employee) with the Company has ended, or (iii) induce or attempt to induce any customer, supplier, prospect, licensee or other business relation of the Company to cease doing business with the Company, or in any way interfere with the relationship between any such customer, supplier, prospect, licensee or business relation, on the one hand, and the Company, on the other hand.

(c) In the event that the terms of this Section 6 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action. The Executive hereby acknowledges that the terms of this Section 6 are reasonable in terms of duration, scope and area restrictions and are necessary to protect the goodwill of the Company. The Executive hereby authorizes the Company to inform any future employer or prospective employer of the existence and terms of Sections 6 and 7 of this Agreement without liability for interference with the Executive’s employment or prospective employment.

(d) As used in this Section 6, the term “Company” shall include Parent, the Company and any direct or indirect subsidiaries thereof or any successors thereto.

(e) The provisions contained in Sections 6(a) and 6(b) may be waived with the prior written consent of the Board.

7. Nondisclosure of Confidential Information; Nondisparagement; Intellectual Property.

(a) Non-Disclosure of Confidential Information; Return of Property. The Executive recognizes and acknowledges that he has access to confidential information and/or has had or will have material contact with the Company’s customers, suppliers, licensees, representatives, agents, partners, licensors, or business relations. The Executive agrees that during the Term and in perpetuity thereafter, the Executive shall maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for the Executive’s benefit or the benefit of any Person, any confidential or proprietary information or trade secrets of or relating to the Company, including, without limitation, information with respect to the Company’s operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment, or deliver to any Person any document, record, notebook, computer program or similar repository of or containing any such confidential or proprietary information or trade secrets. Upon the Executive’s termination of employment for any reason, the Executive shall promptly deliver to the Company (with the cost of shipping reimbursed by the Company) all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Company’s customers, business plans, marketing strategies, products or processes. The Executive may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest possible notice thereof, shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought and, if requested by the Company, shall reasonably assist such counsel in resisting or otherwise responding to such process. Notwithstanding anything to the contrary contained herein, (i) the Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made: (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding, and (ii) nothing in this Agreement shall prohibit the Executive from reporting possible violations of federal law or regulation to or otherwise cooperating with or providing information requested by any governmental agency or entity, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. The Executive does not need the prior authorization of the Company to make any such reports or disclosures and Employee is not required to notify the Company that Employee has made such reports or disclosures. If the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the Company’s trade secrets to the Executive’s attorney and use the trade secret information in the court proceeding if the Executive: (x) files any document containing the trade secret under seal; and (y) does not disclose the trade secret, except pursuant to court order.

(b) Non-Disparagement. The Executive shall not, at any time during the Term and in perpetuity thereafter, directly or indirectly, knowingly disparage, criticize, or otherwise make derogatory statements regarding the Company, or any of its successors, directors or officers. The Board shall not, at any time during the Term and in perpetuity thereafter, directly or indirectly, knowingly disparage, criticize, or otherwise make derogatory statements regarding the Executive (excluding statements to or about the Executive in the course of preparing or providing normal performance reviews for the Executive). The foregoing shall not be violated by either parties’ truthful responses to legal process or inquiry by a governmental authority.

(c) Intellectual Property Rights.

(i) The Executive agrees that the results and proceeds of the Executive’s services for the Company (including, but not limited to, any trade secrets, products, services, processes, know-how, designs, developments, innovations, analyses, drawings, reports, techniques, formulas, methods, developmental or experimental work, improvements, discoveries, inventions, ideas, source and object codes, programs, matters of a literary, musical, dramatic or otherwise creative nature, writings and other works of authorship) resulting from services performed for the Company and any works in progress, whether or not patentable or registrable under copyright or similar statutes, that were made, developed, conceived or reduced to practice or learned by the Executive, either alone or jointly with others (collectively, “Inventions”), shall be works-made-for-hire and the Company (or, if applicable or as directed by the Company) shall be deemed the sole owner throughout the universe of any and all trade secret, patent, copyright and other intellectual property rights (collectively, “Proprietary Rights”) of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner the Company determines in its sole discretion, without any further payment to the Executive whatsoever. If, for any reason, any of such results and proceeds shall not legally be a work-made-for-hire and/or there are any Proprietary Rights which do not accrue to the Company under the immediately preceding sentence, then the Executive hereby irrevocably assigns and agrees to assign any and all of the Executive’s right, title and interest thereto, including, without limitation, any and all Proprietary Rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, to the Company (or, if applicable or as directed by the Company, any of its Affiliates), and the Company or such Affiliates shall have the right to use the same in perpetuity throughout the universe in any manner determined by the Company or such Affiliates without any further payment to the Executive whatsoever. As to any Invention that the Executive is required to assign, the Executive shall promptly and fully disclose to the Company all information known to the Executive concerning such Invention. The Executive hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, that the Executive now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

(ii) The Executive agrees that, from time to time, as may be requested by the Company and at the Company’s sole cost and expense, the Executive shall do any and all things that the Company may reasonably deem useful or desirable to establish or document the Company’s exclusive ownership throughout the United States of America or any other country of any and all Proprietary Rights in any such Inventions, including, without limitation, the execution of appropriate copyright and/or patent applications or assignments. To the extent the Executive has any Proprietary Rights in the Inventions that cannot be assigned in the manner described above, the Executive unconditionally and irrevocably waives the enforcement of such Proprietary Rights. This Section 7(c)(ii) is subject to and shall not be deemed to limit, restrict or constitute any waiver by the Company of any Proprietary Rights of ownership to which the Company may be entitled by operation of law by virtue of the Executive’s employment with, or service to, the Company. The Executive further agrees that, from time to time, as may be requested by the Company and at the Company’s sole cost and expense, the Executive shall assist the Company in every proper and lawful way to obtain and from time to time enforce Proprietary Rights relating to Inventions in any and all countries. To this end, the Executive shall execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining, and enforcing such Proprietary Rights and the assignment thereof. In addition, the Executive shall execute, verify, and deliver assignments of such Proprietary Rights to the Company or its designees. The Executive’s obligation to assist the Company with respect to Proprietary Rights relating to such Inventions in any and all countries shall continue beyond the termination of the Executive’s employment with the Company.

(d) As used in this Section 7, the term “Company” shall include Parent, the Company and any direct or indirect subsidiaries thereof or any successors thereto.

8. Injunctive Relief. The Executive recognizes and acknowledges that a breach of any of the covenants contained in Sections 6 and 7 will cause irreparable damage to the Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, the Executive agrees that in the event of a breach or threatened breach of any of the covenants contained in Sections 6 and 7, in addition to any other remedy that may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief (without posting a bond). In the event of any breach or violation by the Executive of any of the covenants contained in Section 6 and 7, the time period of such covenant with respect to the Executive shall, to the fullest extent permitted by law, be tolled until such breach or violation is enjoined.

9. Cooperation. The Executive agrees that during the three (3) year period after his employment with the Company, the Executive will reasonably assist the Company and its Affiliates in the defense of any claims or potential claims that may be made or threatened to be made against the Company or any of its Affiliates in any action, suit, or proceeding, whether civil, criminal, administrative, investigative, or otherwise, that are not adverse to the Executive (each, an “Action”), and will reasonably assist the Company and its Affiliates in the prosecution of any claims that may be made by the Company or any of its Affiliates in any Action, to the extent that such claims may relate to the Executive’s employment or the period of the Executive’s employment by the Company and its Affiliates. The Executive agrees, unless precluded by law, to promptly inform the Company if the Executive is asked to participate (or otherwise become involved) in any such Action. The Executive also agrees, unless precluded by law, to promptly inform the Company if the Executive is asked to assist in any investigation (whether governmental or otherwise) of the Company or any of its Affiliates (or their actions) to the extent that such investigation may relate to the Executive’s employment or the period of the Executive’s employment by the Company, regardless of whether a lawsuit has then been filed against the Company or any of its Affiliates with respect to such investigation. The Company or one of its Affiliates shall reimburse the Executive for all of the Executive’s reasonable out-of-pocket expenses (including attorneys’ fees) and will compensate Executive at an hourly rate of $400 per hour for his time associated with such cooperation following his Date of Termination.

10. Section 409A of the Code.

(a) General. The parties hereto acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Code and the Department of Treasury Regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any amounts payable hereunder will be taxable currently to the Executive under Section 409A(a)(1)(A) of the Code and related Department of Treasury guidance, the Company and the Executive shall cooperate in good faith to (i) adopt such amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that they mutually determine to be necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement, to preserve the economic benefits of this Agreement, and to avoid less-favorable accounting or tax consequences for the Company, and/or (ii) take such other actions as mutually determined to be necessary or appropriate to exempt the amounts payable hereunder from Section 409A of the Code or to comply with the requirements of Section 409A of the Code and thereby avoid the application of penalty taxes thereunder; provided, however, that this Section 10(a) does not create an obligation on the part of the Company to modify this Agreement and does not guarantee that the amounts payable hereunder will not be subject to interest or penalties under Section 409A, and in no event whatsoever shall the Company or any of its Affiliates be liable for any additional tax, interest or penalties that may be imposed on the Executive as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.

(b) Separation from Service under Section 409A. Notwithstanding any provision to the contrary in this Agreement: (i) no amount shall be payable pursuant to Section 5(a), (b), (c) or (d) unless the termination of the Executive’s employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations; (ii) if the Executive is deemed at the time of his separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent that delayed commencement of any portion of the termination benefits to which the Executive is entitled under this Agreement (after taking into account all exclusions applicable to such termination benefits under Section 409A), including, without limitation, any portion of the additional compensation awarded pursuant to Section 5(a), (b), (c) or (d), is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of the Executive’s termination benefits shall not be provided to the Executive prior to the earlier of (A) the expiration of the six-month period measured from the date of the Executive’s “separation from service” with the Company (as such term is defined in the Department of Treasury Regulations issued under Section 409A) and (B) the date of the Executive’s death; provided, that upon the earlier of such dates, all payments deferred pursuant to this Section 11(b)(ii) shall be paid to the Executive in a lump sum, and any remaining payments due under this Agreement shall be paid as otherwise provided herein; (iii) the determination of whether the Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his separation from service shall be made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including, without limitation, Section 1.409A-1(i) of the Department of Treasury Regulations and any successor provision thereto); (iv) for purposes of Section 409A of the Code, the Executive’s right to receive installment payments pursuant to Section 5 shall be treated as a right to receive a series of separate and distinct payments; (v) if the sixty day period following the Date of Termination ends in the calendar year following the year that includes the Date of Termination, then payment of any amount that is conditioned upon the execution of the Release and is subject to Section 409A shall not be paid until the first day of the calendar year following the year that includes the Date of Termination, regardless of when the Release is signed; and (vi) to the extent that any reimbursement of expenses or in-kind benefits constitutes “deferred compensation” under Section 409A, such reimbursement or benefit shall be provided no later than December 31 of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year.

11. Section 280G of the Code.

(a) If there is a change of ownership or effective control or change in the ownership of a substantial portion of the assets of a corporation (within the meaning of Section 280G of the Code) and any payment or benefit (including payments and benefits pursuant to this Agreement) that the Executive would receive from the Company or otherwise (“Transaction Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986 (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the Transaction Payment are paid to the Executive, which of the following two alternative forms of payment would result in the Executive’s receipt, on an after-tax basis, of the greater amount of the Transaction Payment notwithstanding that all or some portion of the Transaction Payment may be subject to the Excise Tax: (1) payment in full of the entire amount of the Transaction Payment (a “Full Payment”), or (2) payment of only a part of the Transaction Payment so that the Executive receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”). For purposes of determining whether to make a Full Payment or a Reduced Payment, the Company shall cause to be taken into account all applicable federal, state and local income and employment taxes and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes). If a Reduced Payment is made, the reduction in payments and/or benefits will occur in the following order: (1) first, reduction of cash payments, in reverse order of scheduled payment date (or if necessary, to zero), (2) then, reduction of non-cash and non-equity benefits provided to the Executive, on a pro rata basis (or if necessary, to zero), and (3) then, cancellation of the acceleration of vesting of equity award compensation in the reverse order of the date of grant of the Executive’s equity awards.

(b) Unless the Executive and the Company otherwise agree in writing, any determination required under this section shall be made in good faith in writing by an independent accounting firm selected by the Company which is reasonably acceptable to the Executive (the “Accountants”), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes absent manifest error. For purposes of making the calculations required by this section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Accountants shall provide detailed supporting calculations to the Company and the Executive as requested by the Company or the Executive. The Executive and the Company shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this section. The Company shall bear all costs of the Accountants in connection with any calculations contemplated by this Section 11(b).

(c) Notwithstanding the foregoing, in the event that no stock of the Company or its Affiliates is readily tradable on an established securities market or otherwise (within the meaning of Section 280G of the Code) at the time of the change in control, the Company shall, upon request of the Executive, submit to a vote of shareholders for approval the portion of the Transaction Payments that exceeds three times the Executive’s “base amount” (within the meaning of Section 280G of the Code) (the “Excess Parachute Payments”) in accordance with Treas. Reg. §1.280G-1, and the parties shall cooperate with such vote of shareholders, including the execution of any required documentation subjecting the Executive’s entitlement to all Excess Parachute Payments to such shareholder vote.

12. Assignment and Successors. The Company may assign its rights and obligations under this Agreement to any entity, including any successor to all or substantially all the assets of the Company, by merger or otherwise, and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its Affiliates. The Executive may not assign his rights or obligations under this Agreement to any individual or entity. This Agreement shall be binding upon and inure to the benefit of the Company and the Executive and their respective successors, assigns, personnel, legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. In the event of the Executive’s death following a termination of his employment, all unpaid amounts otherwise due the Executive (including under Section 5) shall be paid to his estate.

13. Governing Law. This Agreement shall be governed, construed, interpreted, and enforced in accordance with the substantive laws of the State of Delaware, without reference to the principles of conflicts of law of Delaware or any other jurisdiction, and where applicable, the laws of the United States.

14. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

15. Notices. Any notice, request, claim, demand, document, and other communication hereunder to any party hereto shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by telecopy or nationally recognized overnight courier, or certified or registered mail, postage prepaid, to the following address (or at any other address as any party hereto shall have specified by notice in writing to the other party hereto):

(a) If to the Company, to it at:

Rackspace US, Inc.

1 Fanatical Place

San Antonio, TX 78218

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Fax: (212) 757-3990

Attention: Taurie M. Zeitzer

(b) If to the Executive, at his most recent address on the payroll records of the Company.

16. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

17. Entire Agreement. The terms of this Agreement (together with any other agreements and instruments contemplated hereby or referred to herein) are intended by the parties hereto to be the final expression of their agreement with respect to the employment of the Executive by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties hereto further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that to the extent there are any inconsistencies between the terms of this Agreement and any other long-term incentive or equity plans or agreements the terms of this Agreement shall control and govern.

18. Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing signed by the Executive and a duly authorized officer of the Company that expressly identifies the amended provision of this Agreement. By an instrument in writing similarly executed and similarly identifying the waived compliance, the Executive or a duly authorized officer of the Company may waive compliance by the other party or parties with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure to comply or perform. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

19. No Inconsistent Actions. The parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

20. Construction. This Agreement shall be deemed drafted equally by both of the parties hereto. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections, or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary: (a) the plural includes the singular, and the singular includes the plural; (b) “and” and “or” are each used both conjunctively and disjunctively; (c) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (d) “includes” and “including” are each “without limitation”; and (e) “herein,” “hereof,” “hereunder,” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section, or subsection.

21. Dispute Resolution. The parties agree that any suit, action or proceeding brought by or against a party in connection with this Agreement or Executive’s employment with or separation from the Company shall be brought solely in the state districts courts of Texas. Each party expressly and irrevocably consents and submits to the jurisdiction, forum and venue of such courts in connection with any such legal proceedings, including to enforce this Agreement or its/his rights or obligations hereunder, and both parties agree to accept service of process by the other party or any of its agents in connection with any such proceeding. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION OR OTHER PROCEEDING INSTITUTED BY OR AGAINST A PARTY IN RESPECT OF ITS RIGHTS OR OBLIGATIONS HEREUNDER.

22. Enforcement. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

23. Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local, and foreign withholding and other taxes and charges that the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

24. Employee Representations. The Executive represents, warrants and covenants that (i) that he has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on his own judgment, (ii) Executive has the full right, authority and capacity to enter into this Agreement and perform Executive’s obligations hereunder, (iii) Executive is not bound by any agreement that conflicts with or prevents or restricts the full performance of Executive’s duties and obligations to the Company hereunder during or after the Term, (iv) the execution and delivery of this Agreement shall not result in any breach or violation of, or a default under, any existing obligation, commitment or agreement to which Executive is subject, and (v) the Executive shall keep all terms of this Agreement confidential, except with respect to disclosure to the Executive’s spouse, accountants or attorneys, each of whom shall agree to keep all terms of this Agreement confidential.

[signature page follows]

The parties have executed this Agreement as of the date first written above.

RACKSPACE US, INC.

By:	/s/ David Sambur
Name:
Title:

EXECUTIVE

/s/ Kevin Jones
Kevin Jones

[Signature Page to Employment Agreement]

Exhibit A

Service-Based RSU Agreement

[See attached.]

A-1

Exhibit B

Non-Qualified Stock Option Agreement

[See attached.]

B-1

Exhibit C

Performance-Based Restricted Stock Unit Agreement

[See attached.]

C-1

Exhibit D

RELEASE OF CLAIMS (“Release”)

1. Release of Claims

In partial consideration of the payments and benefits described in Section 5 of the employment agreement (the “Employment Agreement”) dated March 13, 2019 between Rackspace US, Inc. and its subsidiaries and affiliates (collectively, the “Company”), and Kevin Jones (“Executive”), to which Executive agrees that Executive is not entitled until and unless Executive executes this Release and it becomes effective in accordance with the terms hereof, Executive, for and on behalf of himself and his heirs, successors and assigns, subject to the last sentence of this Section 1, hereby waives and releases any common law, statutory or other complaints, claims, charges or causes of action of any kind whatsoever, both known and unknown, in law or in equity, which Executive ever had, now has or may have against the Company and its shareholders, parents, subsidiaries, affiliates, predecessors, successors, assigns, directors, officers, partners, members, managers, employees, trustees (in their official and individual capacities), employee benefit plans and their administrators and fiduciaries (in their official and individual capacities), representatives or agents, and each of their affiliates, successors and assigns, (collectively, the “Releasees”) by reason of facts or omissions which have occurred on or prior to the date that Executive signs this Release, including, without limitation, any complaint, charge or cause of action arising out of Executive’s employment or termination of employment, or any term or condition of that employment, or arising under federal, state, local or foreign laws pertaining to employment, including the Age Discrimination in Employment Act of 1967 (“ADEA,” a law which prohibits discrimination on the basis of age), the Older Workers Benefit Protection Act, the National Labor Relations Act, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002, all as amended, and any other Federal, state and local laws relating to discrimination on the basis of age, sex or other protected class, all claims under Federal, state or local laws for express or implied breach of contract, wrongful discharge, defamation, intentional infliction of emotional distress, and any related claims for attorneys’ fees and costs. Executive further agrees that this Agreement may be pleaded as a full defense to any action, suit, arbitration or other proceeding covered by the terms hereof which is or may be initiated, prosecuted or maintained by Executive, Executive’s descendants, dependents, heirs, executors, administrators or permitted assigns. By signing this Release, Executive acknowledges that Executive intends to waive and release any rights known or unknown that Executive may have against the Releasees under these and any other laws; provided, that Executive does not waive or release claims with respect to (i) any rights he may have to any severance payments or benefits under the Employment Agreement, (ii) rights to any vested benefits under the Company’s employee benefit plans, (iii) any existing rights to indemnification protection that is otherwise provided to Executive by the Company or (iv) rights that cannot be released as a matter of law, (collectively, the “Unreleased Claims”).

D-1

2. Proceedings

Executive acknowledges that Executive has not filed any complaint, charge, claim or proceeding, against any of the Releasees before any local, state, federal or foreign agency, court or other body (each individually a “Proceeding”). Executive represents that Executive is not aware of any basis on which such a Proceeding could reasonably be instituted. Executive (i) acknowledges that Executive will not initiate or cause to be initiated on his behalf any Proceeding and will not participate in any Proceeding, in each case, except as required by law; and (ii) waives any right Executive may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding, including any Proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”). Further, Executive understands that, by executing this Release, Executive will be limiting the availability of certain remedies that Executive may have against the Company and limiting also the ability of Executive to pursue certain claims against the Releasees. Notwithstanding the above, nothing in Section 1 of this Release shall prevent Executive from (i) initiating or causing to be initiated on his behalf any complaint, charge, claim or proceeding against the Company before any local, state or federal agency, court or other body challenging the validity of the waiver of his claims under the ADEA contained in Section 1 of this Release (but no other portion of such waiver); or (ii) initiating or participating in an investigation or proceeding conducted by the EEOC.

3. Time to Consider

Executive acknowledges that Executive has been advised that he has twenty-one (21) days from the date of receipt of this Release to consider all the provisions of this Release and he does hereby knowingly and voluntarily waive said given twenty-one (21) day period. EXECUTIVE FURTHER ACKNOWLEDGES THAT EXECUTIVE HAS READ THIS RELEASE CAREFULLY, HAS BEEN ADVISED BY THE COMPANY TO, AND HAS IN FACT, CONSULTED AN ATTORNEY, AND FULLY UNDERSTANDS THAT BY SIGNING BELOW EXECUTIVE IS GIVING UP CERTAIN RIGHTS WHICH HE MAY HAVE TO SUE OR ASSERT A CLAIM AGAINST ANY OF THE RELEASEES, AS DESCRIBED IN SECTION 1 OF THIS RELEASE AND THE OTHER PROVISIONS HEREOF. EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS NOT BEEN FORCED OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THIS RELEASE, AND EXECUTIVE AGREES TO ALL OF ITS TERMS VOLUNTARILY.

4. Revocation

Executive hereby acknowledges and understands that Executive shall have seven (7) days from the date of execution of this Release to revoke this Release (including, without limitation, any and all claims arising under the ADEA) and that neither the Company nor any other person is obligated to provide any benefits to Executive pursuant to Section 5 of the Employment Agreement until eight (8) days have passed since Executive’s signing of this Release without Executive having revoked this Release, in which event the Company immediately shall arrange and/or pay for any such benefits otherwise attributable to said eight- (8) day period, consistent with the terms of the Employment Agreement. If Executive revokes this Release, Executive will be deemed not to have accepted the terms of this Release, and no action will be required of the Company under any section of this Release.

D-2

5. No Admission

This Release does not constitute an admission of liability or wrongdoing of any kind by Executive or the Company.

6. General Provisions

A failure of any of the Releasees to insist on strict compliance with any provision of this Release shall not be deemed a waiver of such provision or any other provision hereof. If any provision of this Release is determined to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable, and in the event that any provision is determined to be entirely unenforceable, such provision shall be deemed severable, such that all other provisions of this Release shall remain valid and binding upon Executive and the Releasees.

7. Governing Law

The validity, interpretations, construction and performance of this Release shall be governed by the laws of the State of Delaware without giving effect to conflict of laws principles.

IN WITNESS WHEREOF, Executive has executed and delivered this Release as of the date written below.

DATE	Kevin Jones

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